FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005
[ ]	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940	Estimated average burden hours per response.... 0.5

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
McGee, Robert M.			Occidental Petroleum Corporation
			OXY				Director	10% Owner
(Last) (First) (Middle)							X Officer (give title	Other (specify
Occidental International Corporation		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
1717 Pennsylvania Avenue, N.W., Suite 400			of Reporting Person, if an
			entity (voluntary)		05/20/2002
(Street)							Vice President
				5.	If Amendment, Date of Original
Washington, D.C. 20006					(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)					06/2002		X Form filed by One Reporting Person
Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction	2a.	Deemed	3.	Transaction Code		4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)		Date		Execution				Disposed of (D)				Securities		Form:		Indirect
					Date, if any		(Instr. 8)						Beneficially		Direct (D) or		Beneficial
			(Month/Day/						(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
			Year)		(Month/Day/								of Month
					Year)		Code	V	Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

	Common Stock		05/20/2002				M		5,000	A	$19.8750				D

	Common Stock		05/20/2002				M		30,125	A	$20.5000				D

	Common Stock		05/20/2002				S		35,125	D	$29.5803				D

	Common Stock		05/20/2002				M		5,000	A	$17.7500				D

	Common Stock		05/20/2002				M		4,875	A	$20.5000				D

	Common Stock		05/20/2002				F		6,399	D	$29.5812†				D

	Common Stock		05/22/2002				S		4,513	D	$29.8914††	3,476			D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	3a.	Deemed	4.	Transac-		5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of	8.	Price	9.	Number	10.	Owner-	11.	Na-
	Security		sion or		action		Execu-		tion Code			ative Securities	cisable and Ex-		Underlying			of		of Der-		ship		ture
	(Instr. 3)		Exercise		Date		tion		(Instr. 8)			Acquired (A) or	piration Date		Securities			Deriv-		ivative		Form		of In-
			Price of				Date,					Disposed of (D)	(Month/Day/		(Instr. 3 and 4)			ative		Secur-		of De-		direct
			Deriv-		(Month/		if any					(Instr. 3, 4 and 5)	Year)					Secur-		ities		rivative		Bene-
			ative		Day/													ity		Bene-		Secur-		ficial
			Security		Year)		(Month/													ficially		ity:		Own-
							Day/											(Instr.		Owned		Direct		ership
							Year)						Date	Expira-		Amount or		5)		at End		(D) or		(Instr. 4)
									Code	V	(A)	(D)	Exer-	tion	Title	Number of				of		Indi-
													cisable	Date		Shares				Month		rect (I)
																				(Instr. 4)		(Instr. 4)

Employee stock option (right to buy)		$19.8750		05/20/02					M			5,000	*	05/29/02	Common Stock	5,000			0		D

Employee stock option (right to buy)		$17.7500		05/20/02					M			5,000	**	04/29/04	Common Stock	5,000			0		D

Employee stock option (right to buy)		$20.5000		05/20/02					M			4,875	***	07/14/09	Common Stock	4,875					D

Employee stock option (right to buy)		$20.5000		05/20/02					M			30,125	***	07/14/09	Common Stock	30,125			0		D

Explanation of Responses:

†    Average sale price; 5,000 shares were sold at $29.5810 and 4,875 shares were sold at $29.5814.
††   Average sale price; 3,900 shares were sold at $29.8900 and 613 shares were sold at $29.9000.
*    The option vested in three equal annual installments beginning on April 29, 1993.
**    The option vested in three equal annual installments beginning on April 29, 1995.
***    One-third of the option vested on July 14, 2000. The remainder of the option vested on May 3, 2001.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.	/s/ CHRISTEL H. PAULI **Signature of Reporting Person	January 14, 2003 Date
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.		Christel H. Pauli, Attorney-in-Fact for Robert M. McGee